Free Writing Prospectus	Filed pursuant to Rule 433
Dated September 13, 2016	Registration Nos. 333-206749
and 333-206749-03

ABS NEW ISSUE: $752.36MM CNH 2016-C

Joint Leads:  Wells Fargo (str), Barclays, CIBC

Co-Managers:  Citi, Mizuho Securities, Natixis, Rabo Securities

CLS	SIZE($MM)	WAL(y)	M/S	Win	BENCH	SPD	YLD	CPN	$PRICE

A-1	156.50	0.37	P-1/A-1+	1-8	YLD		0.750%	0.750%	100.00000
A-2	290.00	1.20	Aaa/AAA	8-23	EDSF	+28	1.271%	1.26%	99.99090
A-3	213.93	2.70	Aaa/AAA	23-45	ISWP	+36	1.452%	1.44%	99.97987
A-4	75.00	3.88	Aaa/AAA	45-47	ISWP	+58	1.768%	1.76%	99.99432
B	16.93	3.90	A1/A+	47-47	ISWP	+75	1.939%	1.93%	99.99547

BBG TICKER: CNH 2016-C

REGISTRATION: SEC Registered

EXPECTED PXG: PRICED

EXPECTED RATINGS: Moody’s/S&P

EXPECTED SETTLE: 9/21/16

ERISA ELIGIBLE: Yes

FIRST PAY: 10/17/16

MIN DENOMS: $1K x $1K

BILL & DELIVER: Wells Fargo

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897.